Grant Park Fund Weekly Commentary

For the Week Ended July 29, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Aug 2006 - Jul 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.2%	3.0%	-5.0%	7.1%	-1.1%	4.6%	5.7%	4.6%	12.4%	-16.4%	0.4	0.6
B**	1.2%	3.0%	-5.4%	6.4%	-1.7%	3.9%	N/A	3.9%	12.4%	-17.1%	0.4	0.5
Legacy 1***	1.2%	3.2%	-3.8%	9.0%	N/A	N/A	N/A	-0.6%	11.6%	-10.9%	0.0	-0.1
Legacy 2***	1.2%	3.2%	-4.0%	8.6%	N/A	N/A	N/A	-0.9%	11.6%	-11.1%	0.0	-0.1
Global 1***	1.2%	3.1%	-4.7%	4.9%	N/A	N/A	N/A	-2.7%	10.9%	-13.3%	-0.2	-0.3
Global 2***	1.2%	3.1%	-4.9%	4.6%	N/A	N/A	N/A	-3.0%	10.9%	-13.5%	-0.2	-0.4
Global 3***	1.2%	2.9%	-5.9%	2.7%	N/A	N/A	N/A	-4.9%	10.9%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-3.9%	-2.0%	3.9%	19.7%	2.9%	2.4%	2.6%	2.4%	17.9%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	1.9%	4.2%	6.7%	3.2%	7.5%	7.7%	7.0%	7.7%	11.3%	-12.3%	0.7	1.2

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	42%					41%
Energy	12%	Long	Gasoline Blendstock	2.6%	Long	12%	Short	Natural Gas	2.8%	Short
			Brent Crude Oil	2.6%	Long			Brent Crude Oil	2.7%	Long
Grains/Foods	15%	Long	Sugar	4.2%	Long	15%	Long	Sugar	3.9%	Long
			Corn	2.8%	Long			Corn	3.0%	Long
Metals	15%	Long	Gold	4.9%	Long	14%	Long	Gold	4.6%	Long
			Copper	2.8%	Long			Aluminum	2.8%	Long
FINANCIALS	58%					59%
Currencies	25%	Short $	Australian Dollar	3.3%	Long	26%	Short $	Australian Dollar	3.6%	Long
			Japanese Yen	1.9%	Long			Euro	2.1%	Long
Equities	11%	Long	Nasdaq	2.6%	Long	10%	Long	Nasdaq	2.6%	Long
			Nikkei 225 Index	1.1%	Long			Eurostoxx Index	1.4%	Short
Fixed Income	22%	Long	U.S. 10-Year Treasury Notes	3.2%	Long	23%	Long	U.S. 10-Year Treasury Notes	4.0%	Long
			Eurodollars	2.4%	Long			U.S. 5-Year Treasury Notes	2.7%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil and natural gas markets fell in excess of 4% and 5% respectively as stalled debt-ceiling talks in Washington, DC weighed on investor sentiment. Adding to the decline in the energy markets were reports that U.S. economic growth data came in below estimates. In the natural gas markets, data showing larger-than-expected inventory levels in the U.S. also played a role in pushing prices lower.

Grains/Foods	U.S. grain markets declined as rains in key farming regions helped improve growing conditions. Live cattle markets rallied due to supply constraints stemming from recent droughts and heat waves.
Metals

Failure of U.S. lawmakers to reach an agreement on the U.S. debt ceiling provided bullish support to the gold markets, moving prices nearly 2% higher. Also adding to the gains in the gold market were fears regarding the effects of a potential credit downgrading of U.S. Treasuries, which could occur if the debt ceiling issue is not resolved by the August 2nd deadline. Copper markets also rallied, propelled higher by weakness in the U.S. dollar and supply concerns resulting from a work stoppage at a key Chilean copper mine.

Currencies

The U.S. dollar weakened against international counterparts, as investor concerns surrounding debt-ceiling discussions prompted liquidations. Safe-haven currencies, including the Japanese yen and Swiss franc, benefitted from the dollar's decline as investors attempted to diversify away from U.S. exposure. Investors also drove the Australian dollar higher as recent elevated CPI data was viewed as a harbinger for an upcoming interest rate hike by the Reserve Bank of Australia.

Equities

Global equity markets predominantly fell due to ongoing fears that the U.S. government would be unable to reach a debt ceiling agreement by next week's deadline. Also adding to declines was data showing weaker-than-expected U.S. economic growth.

Fixed Income

German bunds posted strong gains as investors sought to diversify fixed-income exposure outside of the U.S. Despite fears of a potential default and credit downgrading, U.S. Treasury markets moved higher last week. Weak U.S. growth data and weakness in the equity markets contributed to upward moves in the debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.